EXHIBIT 99.1
LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE
QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2023

Third Quarter 2023 Highlights
•Net income of $1.9 million and $22.3 million, or $0.04 and $0.44 per diluted share, for the quarter and nine months ended September 30, 2023, respectively
•Net interest margin of 0.97%
•Return on average assets and equity of 0.09% and 1.09%, respectively
•Noninterest expense to average assets of 0.73%
•Estimated uninsured deposits remained stable at $1.0 billion, or 17.6% of total deposits
•Dependence on wholesale funds declined to 27.6% (1)
•Liquidity ratio of 13.8% (1)
•On-balance sheet liquidity plus borrowing capacity of more than 3 times uninsured deposits
•Nonperforming assets to total assets of 0.08%
•Tier 1 leverage and total risk-based capital ratios of 9.66% and 20.86%, respectively, compared to minimum regulatory requirements of 4.00% and 10.50%, respectively
•Book value per share of $13.62
•Tangible book value per share of $13.56 (1)

	As of or For the Three Months Ended (2)
(Dollars in thousands, except per share amounts)	September 30, 2023	June 30, 2023	September 30, 2022
Performance Ratios
Return on average assets	0.09%	0.33%	1.10%
Return on average equity	1.09%	3.94%	12.33%
Net interest margin	0.97%	1.27%	2.42%
Efficiency ratio (1)	73.00%	59.18%	33.61%
Income Statement
Net interest income	$19,563	$26,320	$45,474
Net income	$1,907	$6,917	$21,002
Pre-tax, pre-provision net earnings (1)	$5,560	$11,107	$30,367
Diluted earnings per share	$0.04	$0.14	$0.41
Balance Sheet
Total loans	$6,827,219	$6,920,994	$6,854,455
Total deposits	$5,760,102	$5,840,439	$5,794,380
Net charge-off ratio	0.03%	—%	—%
Nonperforming assets to total assets	0.08%	0.06%	0.05%
Capital
Tier 1 leverage ratio	9.66%	9.40%	9.99%
Book value per share	$13.62	$13.71	$13.25
Tangible book value per share (1)	$13.56	$13.64	$13.18
(Reduction) growth in tangible book value per share	(0.62%)	0.47%	0.73%
Dividend declared per share	$—	$—	$0.12

(1) See "Non-GAAP Reconciliation" table
(2) Unaudited

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

SANTA ROSA, Calif. (October 30, 2023) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $1.9 million and $22.3 million, or $0.04 and $0.44 diluted earnings per common share (“EPS”), for the quarter and nine months ended September 30, 2023, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “Our financial performance for the current quarter reflects our continued focus on effectively managing risks associated with interest rates and credit, while also cautiously maintaining conservative levels of liquidity and capital. At the end of the quarter, our liquidity ratio was 13.84% and our credit quality remained strong, with our ratio of nonperforming assets to total assets of 0.08%. In addition, we prudently increased our coverage ratio of allowance for credit losses to total loans to 58 basis points by adding $3.0 million in provision for credit losses during the quarter to address forecasted declines in real estate market values. As I mentioned last quarter, in light of fierce deposit competition in the industry, I am encouraged that our customer deposit activity remains stable. As compared to the prior quarter, retail deposits increased by $55.2 million, or 1%, at September 30, 2023 and uninsured deposits remained relatively consistent at $1.0 billion, or 17.6% of our total deposits. At the same time, loans declined by $94 million, or 1%, during the quarter, as the prepayment of loans outpaced our loan production during the period."
Ms. Lagomarsino continued, "Consistent with the past several quarters, our financial results mirror the significant challenges caused by the rapid rise in market interest rates, which have continued to increase our cost of funds and compress our margins. I'm proud that we were able to deliver over $22 million in year to date net earnings, despite these challenging economic conditions. I anticipate that our profitability will continue to be under stress until interest rate pressures recede. However, with more than $467 million of excess tier 1 leverage capital as compared to minimum regulatory requirements, I believe that we are well positioned to weather this challenging period.”

Liquidity and Borrowing Capacity
We continue to closely monitor our liquidity levels to ensure that we are well-positioned for deposit volatility. At September 30, 2023, our access to on and off-balance sheet liquidity was $3.6 billion, representing 44% of our total assets. We have pledged substantially all of our loans and investment portfolio to the Federal Home Loan Bank of San Francisco ("FHLB") and Federal Reserve Bank of San Francisco ("FRB") for liquidity contingency planning. Although the Bank has access to an aggregate borrowing capacity of $1.2 billion under the FRB's Bank Term Funding Program and discount window, we have not utilized either FRB line during the current year. At the end of the quarter, our total on-balance sheet liquidity and borrowing capacity, as shown below, represented 348% of our uninsured deposit balances. As of September 30, 2023, we maintained the following liquidity position:

(Dollars in thousands)	September 30, 2023	% of Assets
Unrestricted cash & cash equivalents	$579,724	7.13%
Unpledged liquid securities	31,903	0.39%
Unutilized brokered deposit capacity(1)	422,266	5.19%
Unutilized FHLB borrowing capacity(2)(3)	1,276,920	15.70%
Unutilized FRB borrowing capacity(2)	1,197,853	14.73%
Commercial line of credit	25,000	0.31%
Total liquidity	$3,533,666	43.44%
(1) Capacity based on internal guidelines.
(2) Capacity based on pledged collateral specific to the FHLB or FRB, as applicable.
(3) Availability to borrow from the FHLB is permitted up to 40% of the Bank assets or $3.3 billion, subject to collateral capacity. At September 30, 2023, we had $1.4 billion and $62.6 million in outstanding advances and letters of credit with the FHLB, respectively.

Income Statement
The Company reported net income of $1.9 million, or $0.04 EPS, for the three months ended September 30, 2023 compared to net income of $6.9 million, or $0.14 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $5.6 million for the three months ended September 30, 2023 compared to $11.1 million for the linked quarter.
Net Interest Income
Net interest income in the third quarter of 2023 was $19.6 million, a decrease of $6.8 million from the second quarter, primarily due to higher interest expense on our deposit portfolio, partially offset by lower interest expense on FHLB advances. Interest expense on deposits increased $7.4 million due to a 47 basis point increase in the interest rate paid on deposits during the third quarter as compared to the linked quarter. Interest expense on FHLB advances decreased $1.9 million due to a decline in the average balance and cost of FHLB advances of $187.1 million and 13 basis points, respectively, as compared to the prior quarter.
As of September 30, 2023, the Company held swaps with an aggregate notional amount of $1.8 billion, carrying a weighted average fixed payment rate of 3.78%, while receiving a federal funds weighted average rate of 5.33%. The Company's swaps provide a partial hedge against the interest rate risk associated with hybrid adjustable loans in their fixed period, as well as a pool of fixed rate single family loans. The net hedging impact associated with our swaps is reported in interest income on loans. During the quarters ended September 30 and June 30, 2023, interest income earned on these swaps totaled $6.4 million and $8.0 million, respectively. The decline in interest income on swaps was attributable to the maturity of a $300 million swap at the end of the prior quarter. The Company replaced this swap with a new $300 million swap at the end of the current quarter.
Net interest margin for the third quarter of 2023 was 0.97% compared to 1.27% for the previous quarter. The decrease in our net interest margin reflects the net impact of an increase in the cost of interest bearing liabilities, partially offset by an increase in the yield on interest earning assets. During the third quarter, the cost of our interest bearing liabilities increased by 34 basis points primarily due to an increase in the cost of our deposits, while the yield on our interest earning assets increased by 6 basis points primarily due to increases in yields on our cash and investment holdings. Our net interest spread in the third quarter was 0.70%, a decrease of 28 basis points as compared to the linked quarter.
Noninterest Income
Noninterest income for the third quarter of 2023 was $1.0 million, an increase of $141 thousand compared to the second quarter. The increase was primarily attributable to a $261 thousand increase in FHLB dividends due to a 75 basis point increase in the annualized dividend rate compared to the prior quarter.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities and fee income.
Noninterest Expense
Noninterest expense for the third quarter of 2023 was $15.0 million, a decrease of $1.1 million compared to the linked quarter. The decrease was due to a $1.6 million decrease in compensation costs primarily due to an approximate 10% workforce reduction during the second quarter, which predominantly affected our loan production team, and to a lesser extent, a decline in the required accrual for post-retirement benefits due to rising long-term interest rates during the period. Noninterest expense was negatively impacted by a $514 thousand increase in costs incurred in connection with our previously announced merger with Washington Federal, Inc. ("WaFd") compared to the prior quarter. Our efficiency ratio was 73.0% for the quarter ended September 30, 2023 compared to 59.2% for the previous quarter and was affected by the decline in net interest income, partially offset by the decrease in noninterest expense.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing, professional services and merger-related costs.

Balance Sheet
Total assets at September 30, 2023 were $8.1 billion, an increase of $159.3 million, or 2.0%, from December 31, 2022. The increase was primarily due to a $393.8 million increase in cash and cash equivalents as compared to the prior year end, partially offset by a $183.2 million decline in loans and a $71.4 million decrease in available for sale securities. Total liabilities were $7.4 billion at quarter end, an increase of $146.8 million, or 2.0%, from December 31, 2022. The increase in total liabilities was primarily attributable to a $218.5 million increase in FHLB advances, partially offset by a $79.2 million decline in deposits.
Loans
Total loans at September 30, 2023 were $6.8 billion, a decrease of 2.6% compared to the prior year end. The change in loans during the nine months ended September 30, 2023 was primarily attributable to loan prepayments exceeding loan originations. Loan production has slowed substantially during 2023. During the year to date period, loan prepayments totaled $403.0 million while loan origination volume totaled $222.9 million. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 66.0%

and 33.7%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.5 billion and $4.7 billion at September 30, 2023 and December 31, 2022, respectively. Our SFR loan portfolio totaled $2.3 billion, as of both September 30, 2023 and December 31, 2022, and consisted primarily of hybrid-adjustable rate loans representing 86.5% and 85.9%, respectively, of the total as of the same dates. The remaining portion of our SFR loan portfolio primarily consisted of 30-year fixed rate loans, representing 13.4% and 13.9% of the SFR portfolio as of September 30, 2023 and December 31, 2022, respectively.

Selected Loan Data (1)	As of or For the Three Months Ended			As of or For the Nine Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Loan Yield
IPL Portfolio	4.52%	4.56%	3.75%	4.48%	3.75%
SFR Loan Portfolio	4.01%	3.84%	3.56%	3.96%	3.04%
Loan Originations
IPL Portfolio	$19,554	$18,994	$296,296	$61,928	$1,109,427
SFR Loan Portfolio	$43,248	$50,825	$231,249	$161,000	$714,596
Weighted Average Coupon on Loan Originations
IPL Portfolio	6.10%	6.02%	4.31%	6.08%	3.61%
SFR Loan Portfolio	7.25%	7.06%	5.06%	6.89%	3.93%
Prepayment Speeds
IPL Portfolio	5.96%	6.49%	16.02%	5.15%	20.67%
SFR Loan Portfolio	6.57%	5.61%	15.24%	6.32%	27.07%
Weighted Average Months to Repricing
IPL Portfolio	28.6	30.7	36.7	28.6	36.7
SFR Loan Portfolio	75.8	78.4	88.0	75.8	88.0

(1) This table excludes loan data related to construction loans, which are an insignificant component of our loan portfolio.
During the three months ended September 30, 2023, the Company's internal production of new loans was $62.8 million, a decrease of $7.0 million, or 10.1%, as compared to the linked quarter. Loan originations remained low during the current quarter primarily due to slowing demand resulting from the general rise in interest rates, coupled with our desire to achieve a risk adjusted return on new loan volume in light of the high cost of new funding. During the quarter, the weighted average coupon on IPL and SFR loan originations increased 8 basis points and 19 basis points, respectively, compared to the linked quarter due to continued increases in market interest rates.
During the current quarter, IPL yields decreased 4 basis points compared to the prior quarter primarily due to a $2.0 million decrease in income earned on IPL related interest rate swaps. This decline was attributable to the maturity of one IPL related swap at the end of the prior quarter. IPL prepayment speeds remained low during the current quarter as higher interest rates have slowed purchase and refinance activity. The weighted average interest rate on the prepayment and other principal reduction of IPL loans was 5.31% and 5.20% for the quarters ended September and June 30, 2023, respectively.
During the three months ended September 30, 2023, SFR portfolio yields increased by 17 basis points compared to the linked quarter due to the origination of new loans at higher rates throughout the current year, as well as a $353 thousand increase in income earned on SFR loan related interest rate swaps. This increase was attributable to increases in the average federal funds rate during the current quarter. Consistent with the IPL discussion above, SFR loan portfolio prepayment speeds remained low during the current quarter due to high market interest rates. The weighted average interest rate on the prepayment and other principal reduction of SFR loans was 4.22% and 4.35% for the quarters ended September and June 30, 2023, respectively.
At September 30, 2023, our entire loan portfolio was secured by real estate collateral and 97% of our loan balances financed multifamily residential ("MFR") or SFR loans having a weighted average loan-to-value ("LTV") of 58.7%. Our MFR portfolio primarily supports workforce housing and, at the end of the current quarter, had an average loan balance of $1.6 million, with a weighted average debt service coverage ratio of 1.6 times and supporting collateral averaging 13.6 housing units. At September 30, 2023, the SFR portfolio had an average loan balance of $904 thousand and a weighted average borrower credit score at origination/refresh of 759. Our exposure to nonresidential commercial real estate is limited and, at September 30, 2023, had an average loan balance of $2.1 million and a weighted average debt service coverage ratio of 1.6 times. Additional detail is provided within the table below as of September 30, 2023:

(Dollars in thousands)	Count	Balance	Weighted Average LTV	% of Total Loans
Multifamily Real Estate	2,675	$4,349,645	55.9%	63.7%
Single Family Real Estate	2,553	2,303,280	63.9%	33.7%
Commercial Real Estate Type:
Mid Rise Office	7	37,281	56.3%	0.5%
Strip Retail	12	19,682	48.3%	0.3%
Medical Office	5	18,314	58.6%	0.3%
Shopping Center	5	17,748	56.0%	0.3%
Unanchored Retail	8	14,399	43.9%	0.2%
Low Rise Office	7	11,254	51.3%	0.2%
More than 50% commercial	10	10,729	47.1%	0.2%
Anchored Retail	2	7,851	47.9%	0.1%
Multi-Tenant Industrial	5	6,888	41.0%	0.1%
Shadow Retail	3	3,876	60.8%	0.1%
Flex Industrial	2	2,340	60.3%	0.0%
Warehouse	3	2,323	43.6%	0.0%
Restaurant	2	1,231	25.6%	0.0%
Other	1	70	13.3%	0.0%
Commercial Real Estate	72	153,986	52.0%	2.3%
Construction (1)	5	20,308	58.6%	0.3%
Total	5,305	$6,827,219	58.5%	100.0%
(1) Construction LTV is calculated based on an "as-completed" property value. Undisbursed commitments for construction loans totaled $4.3 million at September 30, 2023.
Asset Quality
Nonperforming assets totaled $6.6 million, or 0.08% of total assets, at September 30, 2023, compared to $6.5 million, or 0.08% of total assets, at December 31, 2022. Classified loans, which includes loans graded Substandard and of greater risk, totaled $19.8 million and $18.9 million at September 30, 2023 and December 31, 2022, respectively. Criticized loans, which includes loans graded Special Mention and classified loans, were $31.2 million at September 30, 2023 compared to $22.3 million at December 31, 2022. This increase was primarily caused by the downgrade of three loans to Special Mention during the current quarter. As of September 30, 2023 and December 31, 2022, we had no real estate owned and we have not foreclosed on any collateral since 2015.
The Company adopted the Current Expected Credit Losses ("CECL") methodology on January 1, 2023 using the modified retrospective method. Results for reporting periods beginning January 1, 2023 are reported under the CECL methodology, while prior period results continue to be reported under previously applicable U.S. generally accepted accounting principles ("GAAP"). During the three months ended September 30, 2023 and June 30, 2023, the Company recorded loan loss provisions of $3.1 million and $1.3 million, respectively. The provisions recorded during both the current and prior quarter were primarily related to forecasted declines in multifamily property values. Our allowance for credit losses on loans to total loans was 0.58% at September 30, 2023 compared to 0.54% and 0.52% at June 30, 2023 and December 31, 2022, respectively.
Investments
Investments totaled $549.0 million and $620.8 million at September 30, 2023 and December 31, 2022, respectively. Our investment portfolio is generally comprised of U.S. government agency securities, with over 97.9% classified as available for sale ("AFS"). The unrealized losses in the Company's AFS and held to maturity portfolios were $62.3 million and $369 thousand, respectively, and represented 10.20% and 0.06%, respectively, of the total amortized cost of our investment portfolio at September 30, 2023. Unrealized losses in our AFS portfolio are reported in our stockholders' equity, net of any tax impact. Over 62% of our AFS securities portfolio consisted of floating rate securities with an average repricing period of approximately 13 months. The following table summarizes the amortized cost and the estimated fair value of our investment portfolio as of September 30, 2023.

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
Government and Government Sponsored Entities:
Commercial MBS and CMOs	$333,497	$145	$(34,736)	$298,906
Residential MBS and CMOs	205,351	13	(27,239)	178,125
Agency bonds	37,069	76	(137)	37,008
Other ABS	22,344	—	(459)	21,885
Total available for sale	598,261	234	(62,571)	535,924
Held to maturity:
Government Sponsored Entities:
Residential MBS	2,971	—	(369)	2,602
Other investments	54	—	—	54
Total held to maturity	3,025	—	(369)	2,656
Equity securities	10,018	—	—	10,018
Total investment securities	$611,304	$234	$(62,940)	$548,598
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $160.6 million at September 30, 2023 compared to $147.8 million at December 31, 2022, an increase of $12.8 million, or 8.7%. The increase was primarily due to an $11.5 million increase in the fair value of interest rate swaps.
Prepaid expenses and other assets primarily consist of bank-owned life insurance, other investments, prepaid expenses, accrued interest receivable, lease right-of-use assets, fair value adjustments on derivatives and tax related items.
Deposits
Deposits totaled $5.8 billion at both September 30, 2023 and December 31, 2022. Retail and brokered deposits decreased $65.2 million and $14.1 million, respectively, from December 31, 2022. The 1.2% decline in retail deposits during the year to date period was primarily in money market savings accounts, partially offset by increases in time deposits. Consequently, the proportion of non-maturity deposits within the portfolio decreased to 36.7% at September 30, 2023 compared to 46.3% at December 31, 2022, while our portfolio of time deposits increased to 63.3% at September 30, 2023 from 53.7% at December 31, 2022. Retail deposit declines began after the events in the banking industry that occurred in mid-March, and resulted in large first quarter outflows which were partially offset by retail deposit increases during the second and third quarters as deposit activity stabilized. Our cost of interest bearing deposits was 3.77% during the quarter ended September 30, 2023 compared to 3.30% during the linked quarter. The increase in our cost of interest bearing deposits compared to the prior quarter was predominantly due to competitive pricing pressures, which have caused increases in the cost of both retail and brokered deposits.
Estimated uninsured deposits represented 17.6% and 22.5% of total deposits as of September 30, 2023 and December 31, 2022, respectively. The following table summarizes our deposit composition by source and segregates balances between estimated insured and uninsured totals for each deposit category as of the same dates.

	September 30, 2023		December 31, 2022
(Dollars in thousands)	Insured	Uninsured	Insured	Uninsured
Consumer	$3,372,444	$818,831	$3,090,797	$931,454
Business	930,719	196,359	981,692	379,560
Brokered	441,749	—	455,837	—
Total deposits	$4,744,912	$1,015,190	$4,528,326	$1,311,014
FHLB Advances
FHLB advances totaled $1.4 billion and $1.2 billion at September 30, 2023 and December 31, 2022, respectively. The increase in FHLB advances was primarily utilized to supplement our liquidity in response to the unexpected bank failures in March 2023 and offset first quarter declines in retail deposits, discussed above. At September 30, 2023, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 3.40% and 1.1 years, respectively, compared to 2.64% and 1.7 years, respectively, at December 31, 2022. The increase in the weighted average interest rate was due to the general rise in interest rates.
Other Liabilities
Other liabilities totaled $95.4 million at September 30, 2023 compared to $88.0 million at December 31, 2022, an increase of $7.5 million, or 8.5%. The change was predominately due to a $6.9 million increase in accrued interest payable related to the higher cost of deposits compared to the prior year end.
Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, lease liabilities, low income housing tax credit investment commitments, fair value adjustments for derivatives, accrued interest payable and the allowance for credit losses on unfunded commitments and other off-balance sheet exposures.
Capital
As of September 30, 2023, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

	September 30, 2023		June 30, 2023	September 30, 2022	Minimum Required For Capital Adequacy Purposes	Minimum Required For Well- Capitalized Institution
(Dollars in thousands, unaudited)	Capital Ratio	Excess Capital (2)	Capital Ratio	Capital Ratio	Capital Ratio	Capital Ratio
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.66%	$467,323	9.40%	9.99%	4.00%	N/A
Common Equity Tier 1 Risk-Based Ratio	18.31%	454,642	17.95%	16.85%	7.00%	N/A
Tier 1 Risk-Based Capital Ratio	19.85%	456,228	19.47%	18.33%	8.50%	N/A
Total Risk-Based Capital Ratio	20.86%	416,210	20.39%	19.20%	10.50%	N/A
Total Equity to Total Assets	8.54%	N/A	8.37%	8.54%	N/A	N/A
Tangible Stockholders' Equity to Tangible Assets (1)	8.51%	N/A	8.33%	8.50%	N/A	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	10.60%	$462,505	10.33%	11.06%	4.00%	5.00%
Common Equity Tier 1 Risk-Based Ratio	21.80%	594,346	21.41%	20.29%	7.00%	6.50%
Tier 1 Risk-Based Capital Ratio	21.80%	534,117	21.41%	20.29%	8.50%	8.00%
Total Risk-Based Capital Ratio	22.81%	494,154	22.34%	21.17%	10.50%	10.00%

(1) See "Non-GAAP Reconciliation" table
(2) Excess capital is based on the Basel III capital minimums including the capital conservation buffer, with the exception of Tier 1 Leverage Ratios, which are based on the regulatory requirements of 4.00% and 5.00% for the Company and the Bank, respectively.

The Company's stockholders’ equity totaled $695.0 million at September 30, 2023, an increase of $12.5 million, or 1.8%, compared to December 31, 2022. The increase in stockholders' equity was primarily due to net income of $22.3 million, partially offset by unrealized losses on securities, net of taxes, of $10.0 million during the nine months ended September 30, 2023.
Given the pending merger with WaFd, and the desire to preserve capital in the current economic environment, the Company’s Board of Directors is continuing to suspend quarterly cash dividends.

Merger Update
As announced in November of last year, the Company entered into an agreement to merge with and into WaFd. On May 4, 2023, shareholders of each entity approved the transaction, and on October 13, 2023, the Washington State Department of Financial Institutions granted conditional approval of the merger. The merger remains subject to the receipt of approvals from the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $8.1 billion, total loans of $6.8 billion and total deposits of $5.8 billion as of September 30, 2023. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication and the related management commentary contain, and responses to investor questions may contain, forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control and involve a number of risks and uncertainties. Accordingly, we caution you that any such forward-looking statement is not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including, but not limited to, the following: interest rate, liquidity, economic, market, credit, operational, inflation risks associated with our business or industry, including the speed and predictability of changes in these risks; our ability to retain deposits and attract new deposits and loans and the composition and terms of such deposits and loans; our access to adequate sources of liquidity; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt, bank failures or turbulence or uncertainty in domestic or foreign financial markets; any failure to adequately manage the transition from LIBOR as a reference rate; changes in the level of our nonperforming assets and charge-offs; the adequacy of our allowance for credit losses; our management of risks inherent in our real estate loan portfolio, including the seasoning of the portfolio, the level of non-conforming loans, the number of large borrowers, and the risk of a prolonged downturn in the real estate market; significant market concentrations in California and Washington; the occurrence of significant natural or man-made disasters (including fires, earthquakes and terrorist acts), severe weather events, health crises and other catastrophic events; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; political instability or the effects of war or other conflicts, including, but not limited to, the current conflicts between Russia and Ukraine and in the Middle East, as well as civil unrest in Sudan; the announced merger with WaFd, including delays in the consummation of the merger or litigation or other conditions that may cause the parties to abandon the merger or make the merger more expensive or less beneficial; the impact that the announced merger may have on our ability to attract and retain customers and key personnel, the value of our shares, our expenses, and/or our ability to conduct our business in the ordinary course and execute on our strategies; the performance of our third-party vendors; fraud, financial crimes and fund transfer errors; failures, interruptions, cybersecurity incidents and data breaches involving the our data, technology and systems and those of our customers and third-party providers; rapid technological changes in the financial services industry; any inadequacy in our risk management framework or use of data and/or models; the laws and regulations applicable to our business, and the impact of recent and future legislative and regulatory changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; our involvement from time to time in legal proceedings and examinations and remedial actions by regulators; increased competition in the financial services industry; and changes in our reputation. Other factors include, without limitation, those listed in our annual report on Form 10-K for the year ended December 31, 2022, including under the caption “Risk Factors” in Item 1A of Part I, subsequent Quarterly Reports on Form 10-Q and other reports or filings we file or make with the SEC. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures
This news release and related management commentary contain financial measures that are not measures recognized under GAAP, and, therefore, are considered non-GAAP financial measures, including pre-tax, pre-provision net earnings, efficiency ratio, liquidity ratio, dependence on wholesale funds, tangible assets, tangible stockholders’ equity, tangible book value per share and tangible stockholders’ equity to tangible assets. Our management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations. We believe that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and other companies, as well as demonstrate the effects of significant changes in the current period. We also believe that investors find these non-GAAP financial measures useful as they assist investors in understanding our underlying operating performance and the analysis of ongoing operating trends. However, we acknowledge that our non-GAAP financial measures have a number of limitations. You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate non-GAAP financial measures when making comparisons. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided in the tables below.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2023 (unaudited)	December 31, 2022
ASSETS
Cash and cash equivalents	$579,724	$185,895
Available for sale debt securities, at fair value	535,924	607,348
Held to maturity debt securities, at amortized cost	3,025	3,108
Equity securities, at fair value	10,018	10,340
Loans	6,827,219	7,010,445
Allowance for credit losses on loans	(39,885)	(36,685)
Total loans, net	6,787,334	6,973,760
FHLB stock	44,370	32,694
Premises and equipment, net	12,884	13,661
Prepaid expenses and other assets	160,634	147,826
Total assets	$8,133,913	$7,974,632

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,760,102	$5,839,340
FHLB advances	1,426,647	1,208,147
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,877	94,785
Other liabilities	95,425	87,967
Total liabilities	7,438,908	7,292,096
Total stockholders' equity	695,005	682,536
Total liabilities and stockholders' equity	$8,133,913	$7,974,632

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest and fee income:
Loans	$75,116	$76,014	$62,366	$225,734	$172,911
Investment securities	5,711	5,613	4,127	16,812	9,290
Cash and cash equivalents	8,243	8,623	547	20,169	812
Total interest income	89,070	90,250	67,040	262,715	183,013
Interest expense:
Deposits	55,099	47,717	14,085	140,423	27,018
FHLB advances	11,722	13,630	5,346	34,614	12,071
Junior subordinated deferrable interest debentures	1,112	1,008	560	3,086	1,220
Senior debt	1,574	1,575	1,575	4,723	4,724
Total interest expense	69,507	63,930	21,566	182,846	45,033
Net interest income before provision for credit losses	19,563	26,320	45,474	79,869	137,980
Provision for credit losses	3,001	1,212	500	3,418	500
Net interest income after provision for credit losses	16,562	25,108	44,974	76,451	137,480
Noninterest income	1,032	891	269	3,158	689
Noninterest expense	15,035	16,104	15,376	48,073	44,213
Income before provision for income taxes	2,559	9,895	29,867	31,536	93,956
Provision for income taxes	652	2,978	8,865	9,270	27,447
Net income	$1,907	$6,917	$21,002	$22,266	$66,509
Basic earnings per common share	$0.04	$0.14	$0.41	$0.44	$1.31
Diluted earnings per common share	$0.04	$0.14	$0.41	$0.44	$1.30

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
PERFORMANCE RATIOS
Return on average:
Assets	0.09%	0.33%	1.10%	0.36%	1.20%
Stockholders' equity	1.09%	3.94%	12.33%	4.25%	13.11%
Efficiency ratio (1)	73.00%	59.18%	33.61%	57.90%	31.88%
Noninterest expense to average assets	0.73%	0.76%	0.80%	0.78%	0.80%
Loan to deposit ratio	118.53%	118.50%	118.29%	118.53%	118.29%
Average stockholders' equity to average assets	8.55%	8.33%	8.90%	8.49%	9.14%
Dividend payout ratio	—%	—%	29.23%	—%	27.80%
YIELDS/RATES
Yield on loans	4.37%	4.35%	3.70%	4.33%	3.54%
Yield on investments	4.01%	3.77%	2.43%	3.78%	1.88%
Yield on interest earning assets	4.42%	4.36%	3.56%	4.34%	3.35%
Cost of interest bearing deposits	3.77%	3.30%	1.00%	3.24%	0.66%
Cost of borrowings	3.55%	3.62%	2.42%	3.48%	2.28%
Cost of interest bearing liabilities	3.72%	3.38%	1.26%	3.29%	0.92%
Net interest spread	0.70%	0.98%	2.30%	1.05%	2.43%
Net interest margin	0.97%	1.27%	2.42%	1.32%	2.52%
CAPITAL
Total equity to total assets	8.54%	8.37%	8.54%
Tangible stockholders' equity to tangible assets (1)	8.51%	8.33%	8.50%
Book value per share	$13.62	$13.71	$13.25
Tangible book value per share (1)	$13.56	$13.64	$13.18
ASSET QUALITY
Net charge-offs	$463	$—	$—
Net charge-off ratio	0.03%	—%	—%
Nonperforming loans to total loans	0.10%	0.07%	0.06%
Nonperforming assets to total assets	0.08%	0.06%	0.05%
Allowance for credit losses on loans to loans held-for-investment	0.58%	0.54%	0.53%
Allowance for credit losses on loans to nonperforming loans	601.95%	751.04%	940.86%
Criticized loans	$31,153	$21,269	$24,120
Classified loans	$19,828	$18,266	$20,689
LOAN COMPOSITION
Multifamily residential	$4,349,645	$4,428,226	$4,495,363
Single family residential	$2,303,280	$2,308,912	$2,159,384
Commercial real estate	$153,986	$161,588	$181,971
Construction and land	$20,308	$22,268	$17,737
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$70,111	$72,347	$148,658
Interest bearing transaction accounts	$122,919	$127,638	$169,019
Money market deposit accounts	$1,919,250	$1,894,183	$2,862,302
Time deposits	$3,647,822	$3,746,271	$2,614,401

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$2,559	$9,895	$29,867	$31,536	$93,956
Plus: Provision for credit losses	3,001	1,212	500	3,418	500
Pre-tax, pre-provision net earnings	$5,560	$11,107	$30,367	$34,954	$94,456
Efficiency Ratio
Noninterest expense (numerator)	$15,035	$16,104	$15,376	$48,073	$44,213
Net interest income	19,563	26,320	45,474	79,869	137,980
Noninterest income	1,032	891	269	3,158	689
Operating revenue (denominator)	$20,595	$27,211	$45,743	$83,027	$138,669
Efficiency ratio	73.00%	59.18%	33.61%	57.90%	31.88%

(Dollars in thousands except per share data)	September 30, 2023	June 30, 2023	September 30, 2022
Tangible Book Value Per Share
Total assets	$8,133,913	$8,360,070	$7,921,584
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	8,130,616	8,356,773	7,918,287
Less: Total liabilities	(7,438,908)	(7,660,723)	(7,244,915)
Tangible stockholders' equity (numerator)	$691,708	$696,050	$673,372
Period end shares outstanding (denominator)	51,027,878	51,027,878	51,074,605
Tangible book value per share	$13.56	$13.64	$13.18
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$691,708	$696,050	$673,372
Tangible assets (denominator)	$8,130,616	$8,356,773	$7,918,287
Tangible stockholders' equity to tangible assets	8.51%	8.33%	8.50%
Liquidity Ratio
Unrestricted cash & cash equivalents	$579,724	$699,366	$256,658
Available for sale debt securities, at fair value	535,924	564,274	640,473
Equity securities, at fair value	10,018	10,340	10,317
Total liquid assets (numerator)	$1,125,666	$1,273,980	$907,448
Total assets (denominator)	$8,133,913	$8,360,070	$7,921,584
Liquidity ratio	13.84%	15.24%	11.46%
Dependence on Wholesale Funds
Brokered deposits	$441,749
FHLB advances	1,426,647
Junior subordinated deferrable interest debentures	61,857
Senior debt	94,877
Total wholesale funds (numerator)	$2,025,130
Deposits	$5,760,102
FHLB advances	1,426,647
Junior subordinated deferrable interest debentures	61,857
Senior debt	94,877
Total fundings (denominator)	$7,343,483
Dependence on wholesale funds	27.6%